As filed with the Securities and Exchange Commission on June 28, 2024

Registration No. 333-225196

Registration No. 333-237589

Registration No. 333-253514

Registration No. 333-262971

Registration No. 333-270226

Registration No. 333-277480

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-225196

FORM S-8 REGISTRATION STATEMENT NO. 333-237589

FORM S-8 REGISTRATION STATEMENT NO. 333-253514

FORM S-8 REGISTRATION STATEMENT NO. 333-262971

FORM S-8 REGISTRATION STATEMENT NO. 333-270226

FORM S-8 REGISTRATION STATEMENT NO. 333-277480

UNDER

THE SECURITIES ACT OF 1933

Kiniksa Pharmaceuticals International, plc

(Exact name of registrant as specified in its charter)

England and Wales	Applied For
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Third Floor

23 Old Bond Street

London, W1S 4PZ, England, United Kingdom

(781) 431-9100

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Kiniksa Pharmaceuticals Corp.

100 Hayden Avenue

Lexington, MA 02421

(781) 431-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Kinsella Marko S. Zatylny Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000	Elizabeth Todd Ropes & Gray International LLP 60 Ludgate Hill London, EC4M 7AW England, United Kingdom +44 20 3201 1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These post-effective amendments (the “Post-Effective Amendments”) are being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Kiniksa Pharmaceuticals International, plc, a public limited company incorporated under the laws of England and Wales (“New Kiniksa” or the “registrant”), as the successor issuer to Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company limited by shares (“Old Kiniksa”). Such succession occurred following the effectiveness, on June 27, 2024 (the “Effective Time”), of a Bermuda court-approved scheme of arrangement (the “Scheme”), pursuant to which Old Kiniksa became a wholly owned subsidiary of New Kiniksa for the purpose of changing the place of incorporation of the parent company of the Kiniksa group of companies from Bermuda to the United Kingdom (the “Redomiciliation”). Pursuant to the Scheme, each Class A common share, par value $0.000273235 per share (the “Old Kiniksa Class A Shares”), Class A1 common share, par value $0.000273235 per share (the “Old Kiniksa Class A1 Shares”), Class B common share, par value $0.000273235 per share (the “Old Kiniksa Class B Shares”), and Class B1 common share, nominal value $0.000273235 per share (the “Old Kiniksa Class B1 Shares”, and together with the Old Kiniksa Class A Shares, the Old Kiniksa Class A1 Shares and the Old Kiniksa Class B Shares, the “Old Kiniksa Shares”), in each case, of Old Kiniksa was exchanged for one share of the equivalent class of Class A ordinary shares, nominal value $0.000273235 per share (the “New Kiniksa Class A Shares”), Class A1 ordinary shares, nominal value $0.000273235 per share (the “New Kiniksa Class A1 Shares”), Class B ordinary shares, nominal value $0.000273235 per share (the “New Kiniksa Class B Shares”), Class B1 ordinary shares, nominal value $0.000273235 per share (the “New Kiniksa Class B1 Shares”, and together with the New Kiniksa Class A Shares, the New Kiniksa Class A1 Shares and the New Kiniksa Class B Shares, the “New Kiniksa Shares”), in each case, of New Kiniksa. Upon completion of the Redomiciliation, the historical consolidated financial statements of Old Kiniksa became the historical consolidated financial statements of New Kiniksa. You should refer to the SEC filings of Old Kiniksa incorporated by reference into these post-effective amendments for additional information about New Kiniksa, including the risk factors and financial information included in such filings.

These Post-Effective Amendments pertain to the adoption by New Kiniksa of each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.	Registration Statement No. 333-225196, registering (i) 4,702,190 Old Kiniksa Class A Shares issuable under Old Kiniksa’s 2015 Equity Incentive Plan (the “2015 Plan”), (ii) 5,721,000 Old Kiniksa Class A Shares issuable under Old Kiniksa’s 2018 Incentive Award Plan (the “2018 Plan”) and (iii) 934,000 Old Kiniksa Class A Shares issuable under Old Kiniksa’s 2018 Employee Share Purchase Plan (the “ESPP”) was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 24, 2018.

2.	Registration Statement No. 333-237589, registering 2,925,000 Old Kiniksa Class A Shares issuable under the 2018 Plan was filed with the SEC on April 7, 2020.

3.	Registration Statement No. 333-253514, registering (i) 2,728,601 Old Kiniksa Class A Shares issuable under the 2018 Plan and (ii) 130,000 Old Kiniksa Class A Shares issuable under the ESPP was filed with the SEC on February 25, 2021.

4.	Registration Statement No. 333-262971, registering (i) 2,762,416 Old Kiniksa Class A Shares issuable under the 2018 Plan and (ii) 90,000 Old Kiniksa Class A Shares issuable under the ESPP was filed with the SEC on February 24, 2022.

5.	Registration Statement No. 333-270226, registering 2,787,900 Old Kiniksa Class A Shares issuable under the 2018 Plan was filed with the SEC on March 2, 2023.

6.	Registration Statement No. 333-277480, registering (i) 2,818,425 Old Kiniksa Class A Shares issuable under the 2018 Plan and (ii) 215,000 Old Kiniksa Class A Shares issuable under the ESPP was filed with the SEC on February 28, 2024.

In connection with the Redomiciliation, New Kiniksa assumed the sponsorship of, and all rights and obligations under, the 2015 Plan, the 2018 Plan and the 2018 ESPP (collectively, the “Kiniksa Equity Incentive Plans”), including all awards outstanding under the Kiniksa Equity Incentive Plans, such that New Kiniksa Class A Shares will be issued in lieu of Old Kiniksa Class A Shares upon the exercise of any share options or the vesting and settlement of any awards under the Kiniksa Equity Incentive Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which have been filed with the Commission, are incorporated in these Post-Effective Amendments by reference:

(a)	Old Kiniksa’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 28, 2024, and any amendment thereto.

(b)	Old Kiniksa’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on April 25, 2024, and any amendment thereto.

(c)	Old Kiniksa’s Current Reports on Form 8-K filed with the Commission on March 29, 2024, June 5, 2024 and June 14, 2024 (other than portions of those documents furnished or otherwise not deemed to be filed).

(d)	The registrant’s Current Report on Form 8-K12B, filed with the Commission on June 28, 2024.

(e)	The description of the securities contained in Exhibit 4.2 to the registrant’s Current Report on Form 8-K12B, filed with the Commission on June 28, 2024.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to these Post-Effective Amendments which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Post-Effective Amendments and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Post-Effective Amendments to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Post-Effective Amendments.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of English law and the registrant’s articles of association (the “Articles of Association”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 (the “Companies Act”) and of the Articles of Association.

New Kiniksa’s articles of association confer an indemnity on its directors and Secretary (and the directors and secretary of subsidiary undertakings) as permitted by the U.K. Companies Act 2006, which prescribes that such an indemnity may only permit a company to pay the costs or discharge the liability of a director or the Secretary to a person other than the company or an associated company and that any such indemnity does not apply in respect of any liability of the director or the Secretary to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability in defending criminal proceedings in which the director or Secretary is convicted or in defending civil proceedings brought by the company or an associated company in which judgment is given against him or in connection with an application for relief in which the court refuses to grant relief. This restriction does not apply to executives who are not directors or the Secretary of New Kiniksa. Any provision which seeks to indemnify a director or secretary of a U.K. company over and above this shall be void under English law, whether contained in its articles of association or any contract between the director and the company.

U.K. companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. New Kiniksa maintains a directors’ and officers’ liability policy for such a purpose.

New Kiniksa has entered into indemnification agreements with its directors and executive officers. These agreements require New Kiniksa to indemnify these individuals to the fullest extent permitted under English law against liabilities that may arise by reason of their service to New Kiniksa, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, New Kiniksa has been advised that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Articles of Association, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/Furnished Herewith
4.1	Articles of Association of Kiniksa Pharmaceuticals International, plc	8-K12B	001-38492	3.1	6/28/24

5.1	Opinion of Ropes & Gray International LLP					*

10.1	2015 Equity Incentive Plan	8-K12B	001-38492	10.3	6/28/24

10.2	2018 Incentive Award Plan and forms of award agreement thereunder	8-K12B	001-38492	10.4	6/28/24

10.3	2018 Incentive Award Plan; Sub-Plan for UK Employees and forms of award agreement thereunder	8-K12B	001-38492	10.5	6/28/24

10.4	2018 Incentive Award Plan forms of option grant notice and option agreement for German participants, restricted share grant notice and restricted share agreement for German participants, and restricted share unit grant notice and restricted share unit agreement for German participants	8-K12B	001-38492	10.6	6/28/24

10.5	2018 Incentive Award Plan forms of option grant notice and option agreement for Swiss participants, restricted share grant notice and restricted share agreement for Swiss participants, and restricted share unit grant notice and restricted share unit agreement for Swiss participants	8-K12B	001-38492	10.7	6/28/24

10.6	2018 Employee Share Purchase Plan	8-K12B	001-38492	10.8	6/28/24

10.7	Offering document under the 2018 Employee Share Purchase Plan	8-K12B	001-38492	10.9	6/28/24

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm					*

23.2	Consent of Ropes & Gray International LLP (included in Exhibit 5.1)					*

24.1	Powers of Attorney (incorporated by reference to the signature page hereto)*					*

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statements.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of June 2024.

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC

By:	/s/ Sanj K. Patel
Sanj K. Patel Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanj K. Patel and Mark Ragosa, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sanj K. Patel Sanj K. Patel	Chief Executive Officer and Chairman of the Board (principal executive officer)	June 28, 2024

/s/ Mark Ragosa Mark Ragosa	SVP, Chief Financial Officer (principal financial officer)	June 28, 2024

/s/ Michael R. Megna Michael R. Megna	Group VP, Finance and Chief Accounting Officer (principal accounting officer)	June 28, 2024

/s/ Felix J. Baker Felix J. Baker	Lead Independent Director	June 28, 2024

/s/ Stephen R. Biggar Stephen R. Biggar	Director	June 28, 2024

/s/ G. Bradley Cole G. Bradley Cole	Director	June 28, 2024

/s/ Richard S. Levy Richard S. Levy	Director	June 28, 2024

/s/ Thomas R. Malley Thomas R. Malley	Director	June 28, 2024

/s/ Tracey L. McCain Tracey L. McCain	Director	June 28, 2024

/s/ Kimberly J. Popovits Kimberly J. Popovits	Director	June 28, 2024

/s/ Barry D. Quart Barry D. Quart	Director	June 28, 2024

U.S. AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the duly authorized representative in the United States of the Registrant has signed this registration statement, on this 28th day of June 2024.

KINIKSA PHARMACEUTICALS CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
Chief Executive Officer